Exhibit 16.1


S. W. HATFIELD, CPA

certified public accountants

Member:   American Institute of Certified Public Accountants
             SEC Practice Section
             Information Technology Section
          Texas Society of Certified Public Accountants

                                 August 15, 2001



U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

On August 14, 2001, this Firm received a draft copy of a Form 8-K to be filed by Investment Technology, Inc. (SEC File # 3-30387, CIK # 1102756) reporting an
Item 4 - Changes in Registrant's Certifying Public Accountant.

Upon review, we note that the Item 4 disclosure contains various omissions and irregularities, as noted below:

* The Firm name is S. W. Hatfield, CPA and not "Scott Hatfield" as noted by the Registrant

* The Firm has had no contact or communications with the successor accounting firm of "Brad Brockstead [sic]" as required by Statement of Auditing Standards No. 84. "Communications between Predecessor and Successor Auditors".

* Our Independent Auditor's Report on the Company's financial statements as of and for the year ended December 31, 1999 contained the following paragraph:
   "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company is dependent upon its majority shareholder to maintain the corporate status of the Company and to provide all nominal working capital support on the Company's behalf. Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority shareholder's continuing support. This situation raises a substantial doubt about its ability to continue as a going concern. The majority shareholder intends to continue the funding of nominal necessary expenses to sustain the operating entity. The financial statements do not include any adjustments that might result from the outcome of this uncertainty." Accordingly, the Item 4 disclosure "...was not qualified or modified as to uncertainty..." is inaccurate.

* Our resignation letter to the Company's Board of Directors, dated March 6, 2001, copy of which has previously been provided to the U. S. Securities and Exchange Commission, listed several disagreements with Company management with regard to financial disclosure and accounting practices. Accordingly, the Item 4 disclosure "There have been no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure." is erroneous.

We have no further comments with regard to the Form 8-K, Item 4 disclosures in the referenced Form 8-K.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA


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